Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

JUMANA CAPITAL INVESTMENTS LLC

Acquisition of Common Stock Upon Exercise of September 2025 Call Option ($5.00 Strike Price)	75,000	5.0000	-	09/19/2025
Purchase of Common Stock	32,777	4.9974	4.9800 - 4.9999	10/15/2025
Purchase of Common Stock	268,194	4.9319	4.8757 - 5.0500	10/16/2025
Purchase of Common Stock	42,342	4.9818	4.9137 - 4.9996	10/17/2025
Purchase of Common Stock	162,210	5.0475	-	10/20/2025
Sale of November 2025 Call Option ($5.00 Strike Price)	(6,600)	0.4200	-	10/21/2025
Purchase of Common Stock	479,382	5.1560	5.1416 - 5.1975	10/21/2025
Purchase of Common Stock	250,000	4.0813	3.9731 - 4.1154	11/03/2025

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* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were purchased or sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities purchased or sold at each separate price.